UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 21, 2008

HAWAIIAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31443	71-0879698
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3375 Koapaka Street, Suite G-350, Honolulu, HI 96819

(Address of Principal Executive Offices) (Zip Code)

(808) 835-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Engine Support and Purchase Agreements

On October 27, 2008, Hawaiian Holdings, Inc.’s wholly owned subsidiary Hawaiian Airlines, Inc. (“Hawaiian”) entered into two agreements (the “Engine Support and Purchase Agreements”) with Rolls-Royce Plc and Rolls-Royce TotalCare Services Limited (collectively, “Rolls-Royce”).   Pursuant to the Engine Support and Purchase Agreements, Rolls-Royce will provide Hawaiian with a comprehensive maintenance support program with respect to certain Rolls-Royce Trent 772B engines and Rolls-Royce Trent XWB-74 engines (collectively, the “Engines”) powering Hawaiian’s fleet of Airbus A330-200 aircraft and Airbus A350XWB-800 aircraft (collectively, the “Aircraft”).  The Engine Support and Purchase Agreements cover heavy maintenance and engine components, and contain certain performance guarantees in favor of Hawaiian related to service quality.  Pursuant to the Engine Support and Purchase Agreements, Rolls-Royce has agreed to provide TotalCare maintenance for the A330-200 and A350XWB-800 engines while they are part of Hawaiian’s fleet.  The pricing for the maintenance support program is based upon a rate per flight hour, subject to annual escalation.  The Engine Support and Purchase Agreements also provide for the purchase by Hawaiian of two Trent 772B spare engines and two Trent XWB-74 spare engines for an aggregate list price of $68.8 million, subject to annual escalation until such time as Hawaiian purchases such engines.

Aircraft Lease Agreements

On October 21, 2008, Hawaiian entered into two Lease Agreements (each a “Lease Agreement” and, collectively, the “Lease Agreements”) with Pegasus Aviation Finance Company (“Pegasus”), an affiliate of AWAS.  Each Lease Agreement provides for the lease by Hawaiian of one Airbus A330-200 aircraft (the “Leased Aircraft”).  The initial term of each Lease Agreement is ten years, commencing on the date each Leased Aircraft is delivered to Pegasus pursuant to a purchase agreement between Pegasus and the manufacturer of the Leased Aircraft.  Hawaiian has the option to extend the term of the lease for an additional period of two years.  Rent is payable monthly at specified amounts, subject to certain adjustments.  The Lease Agreements also obligate Hawaiian to make monthly maintenance deposits to Pegasus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 27, 2008

HAWAIIAN HOLDINGS, INC.

By:	/s/ Peter R.Ingram
Name: Peter R. Ingram
Title: Executive Vice President, Chief Financial
Officer and Treasurer